TERMINATION AGREEMENT

This Termination Agreement, dated as of May 16, 2014 (the “Termination Agreement”), between Golden Grain Energy, LLC, an Iowa limited liability company (“Golden”), and Homeland Energy Solutions, LLC, an Iowa limited liability company (“Homeland”, and together with Golden, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into the Third Amended Management Services Agreement, dated as of December 15, 2011 (the “Agreement”); and

WHEREAS, the Parties desire to terminate the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Agreement.

2.Termination of the Agreement. Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated as of May 16, 2014 (the “Termination Date”). From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate. Further, the non-solicitation requirement of Section 5(b) of the Agreement shall be waived and shall terminate as of the Termination Date solely with respect to Walter Wendland.

3.Miscellaneous. This Agreement, together with any exhibits and attachments hereto and any documents incorporated herein, constitutes the entire understanding between the parties concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises or agreements not contained herein are of any force or effect. This Agreement shall be governed by and construed in accordance with Iowa law, and shall not be modified except in a writing signed by all parties. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. Neither this Agreement or any parties’ rights, duties, responsibilities or obligations shall be assigned by either party, in whole or in part, without the prior written consent of the other party hereto. If any provision herein is held to be invalid, unenforceable, or contrary to public policy, in whole or in part, the remaining provisions shall not be affected. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter. The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity. The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof. This Agreement may be executed in counterparts, and facsimile signatures shall be binding upon the parties.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

Golden Grain Energy, LLC

By: /s/ David Sovereign
Name: David Sovereign
Title: Chairman

Homeland Energy Solutions, LLC

By: /s/ Patrick Boyle
Name: Patrick Boyle
Title: Chairman